Exhibit 99.1

Nutriband Inc.’s Abuse Deterrent Transdermal Technology Patent Granted by European Patent Office

ORLANDO, Fla., March 26, 2019 – Nutriband Inc. (OTCQB: NTRB), a Nevada corporation (the “Company”), announced today that the European Patent Office has granted full patent protection for European Patent Application EP15740893.1 entitled, “Abuse and Misuse Deterrent Transdermal System” submitted by its subsidiary, 4P Therapeutics. The patent relates to the Company’s proprietary abuse deterrent transdermal technology, utilized in the fentanyl transdermal system which is being developed at 4P Therapeutics to combat the opioid epidemic.

About Nutriband Inc.

The Company is primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Its lead product under development is its abuse deterrent fentanyl transdermal system which the Company is developing to provide clinicians and patients with an extended-release transdermal fentanyl product for use in managing chronic pain requiring around the clock opioid therapy combined with properties designed to help combat the opioid crisis by deterring the abuse and misuse of fentanyl patches.

The Company’s website is www.nutriband.com and 4P’s website is www.4PTherapeutics.com. Any material contained in or derived from the Company’s or 4P’s websites or any other website is not part of this press release.

About Our Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized development stage company that does not have a product that can be marketed and the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended January 31, 2018 and under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the nine months ended October 31, 2018, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Victor Roberts

Red Chip Companies

1-800-733-2447

victor@redchip.com

www.redchip.com